EXHIBIT 10.6
CONFORMED COPY
As of September 25, 2011
Martin J. Wygod
c/o WebMD Health Corp.
669 River Drive
Elmwood Park, New Jersey 07407
Dear Marty:
     Reference is made to the Amended and Restated Employment Agreement between you and WebMD Health Corp. (“WebMD Health” or the “Company”), dated August 3, 2005 (as previously amended, the “Employment Agreement”). This letter is intended to describe the material terms of a non-qualified stock option grant made to you on September 25, 2011 (the “Date of Grant”), including the Change in Control provisions.
     1. Stock Options. On the Date of Grant, the Compensation Committee approved the grant to you of a non-qualified option (the “Option”) to purchase 350,000 shares of common stock of WebMD Health Corp. under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price of the Option is the closing price of the common stock on September 23, 2011. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates (except as set forth in the Employment Agreement), as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s form of stock option agreement, which will be sent to you separately; provided, that, notwithstanding anything to the contrary contained in the stock option agreement, the Option shall be treated as “Outstanding Equity” for purposes of the Employment Agreement and subject to the provisions set forth therein.
     2. Waiver of Previously Granted Restricted Stock. Effective as of the date hereof, you hereby agree to waive your right to receive 7,133 shares of restricted stock of WebMD Health (the “Shares”) that were granted to you by the Compensation Committee in February 2011 (no portion of which has yet become vested in accordance with its terms), as such number of Shares inadvertently exceeded the per person annual value limit for restricted share grants under the terms of the Equity Plan.
     You acknowledge that you continue to be bound by, and you hereby reaffirm your obligations under Section 6 of the Employment Agreement.

     Defined terms will have the meaning ascribed to them in the Employment Agreement, unless separately defined herein. Except as set forth herein, the Employment Agreement remains in full force and effect.
Sincerely,
WebMD Health Corp.

/s/ Lewis H. Leicher
By: Lewis H. Leicher
Title: Senior Vice President
Agreed to:

/s/ Martin J. Wygod
Martin J. Wygod

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